EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

American Express Travel Related Services Company, Inc.

American Express Credit Account Master Trust

Reporting Period January 1, 2018 to December 31, 2018

The undersigned, a duly authorized representative of American Express Travel Related Services Company, Inc. (“TRS”), as Servicer pursuant to the Fourth Amended and Restated Pooling and Servicing Agreement, dated as of April 1, 2018 (as so amended and restated and as otherwise amended from time to time, the “Agreement”), among American Express Receivables Financing Corporation III LLC as transferor, TRS, as servicer (in such capacity, the “Servicer”), and The Bank of New York Mellon, as trustee and securities intermediary (the “Trustee”), as acknowledged and accepted by American Express Receivables Financing Corporation II, as a transferor prior to July 20, 2016, does hereby certify that:

1.	TRS is Servicer under the Agreement.

2.	The undersigned is duly authorized as required pursuant to the Agreement to execute and deliver this Certificate.

3.	A review of the Servicer’s activities during the reporting period and of its performance under the Agreement has been made under my supervision.

4.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 25th day of March, 2019.

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.

By:	/s/ J J Anand
Name:	J J Anand
Title:	Vice President